Exhibit 1.02

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Completes Acquisition of Saratoga Systems

ATLANTA – Apr. 26, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has completed its acquisition of Saratoga Systems, a leading provider of vertical CRM solutions for large, global enterprises.

As previously announced last week, the acquisition of Saratoga adds a new, proven suite of CRM solutions that are designed for specific vertical industries. Supporting the company’s strategy as vertical industry specialists, these new target industries are highly additive and complementary to the industries already addressed by current CDC Software solutions.

The Saratoga CRM solutions are designed for, and widely used by large companies in the chemicals, consumer products, energy, insurance and selected manufacturing industries. Saratoga has more than 350 customers globally, including Allstate, BASF, Blue Cross Blue Shield of GA, Ciba Specialty Chemicals, Dresser-Rand, Exelon (Commonwealth Edison), Johnson Controls, Konica Minolta, Metropolitan Life, Progressive Companies, Tyco Healthcare and Wellpoint Health Networks. The addition of Saratoga CRM to CDC Software forms a strong addition along side the company’s current Pivotal CRM applications that are designed primarily for financial services, home building and additional manufacturing industries. The Saratoga CRM applications are also highly complementary to the Ross Enterprise solutions for chemicals manufacturers, and the recently acquired Respond applications for complaint and feedback management.

Bruce McIntyre, formerly vice president of business development, CDC Software, has taken the new position of general manager of Saratoga CRM solutions.

“While attending a Saratoga customer event last week, my conviction regarding Saratoga’s loyal and satisfied customer base was confirmed,” said McIntyre. “Customers were very positive about the acquisition and happy to learn of our support of current products, and our plans for continued investments in Saratoga’s next generation Web 2.0 applications. Saratoga customers communicated their approval of our ‘acquire, focus and grow’ strategy as a more effective approach for enhancing customer value and supporting sustained growth. They now know that CDC Software is not like typical consolidators that take the slash-and-burn approach by cutting operating costs and product investments to maximize short-term profits on maintenance revenue.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the additive and complementary nature of Saratoga products to existing CDC Software products, the success of the company’s strategy as vertical industry specialists, the success of integration efforts, the ability to accelerate growth and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the CRM solutions industry; the continued ability of CDC Software and its affiliates to address industry-specific requirements of companies in their various vertical industries, the ability to integrate Saratoga Systems with the company’s operations, the ability to realize strategic objectives by taking advantage of cross-selling opportunities and customer satisfaction with the offered services. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.